SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Coldwater Creek Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COLDWATER CREEK INC.
One Coldwater Creek Drive
Sandpoint, Idaho 83864

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2007

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of COLDWATER CREEK INC., a Delaware corporation, which will be held at our corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864, at 9:30 a.m. Pacific Time on June 9, 2007 for the following purposes:

1.	To elect three Class II Directors to our Board of Directors (“the Board”);

2.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008; and

3.	To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

The Board has fixed the close of business on April 19, 2007 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting.

Representation of at least a majority of the shares of Coldwater Creek Common Stock entitled to vote, whether present in person or represented by proxy, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Please read the proxy material carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

Very truly yours,

Dennis C. Pence Chairman of the Board of Directors, Chief Executive Officer and Secretary Sandpoint, Idaho May 7, 2007

Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning the Proxy

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
COLDWATER CREEK INC.

To Be Held June 9, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of COLDWATER CREEK INC. (“Coldwater Creek” or the “Company”) of proxies to be voted at the 2007 Annual Meeting of Stockholders (“Annual Meeting”) which will be held at 9:30 a.m. Pacific Time on June 9, 2007 at our corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864 or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (“Notice”). This Proxy Statement and the proxy card were first mailed to stockholders on or about May 7, 2007.

VOTING RIGHTS AND SOLICITATION

The close of business on April 19, 2007 is the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, 93,247,321 shares of our Common Stock, $0.01 par value per share were issued and outstanding. All shares of Common Stock outstanding on the record date are entitled to vote at the Annual Meeting. Stockholders of record entitled to vote at the Annual Meeting will have one vote on the matters to be voted upon for each share of Common Stock so held.

Common Stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the Annual Meeting in accordance with the stockholder’s instructions contained therein. In the absence of contrary instructions, Common Stock represented by such proxies will be voted:

1.	FOR the election of three Class II Directors to our Board; and

2.	FOR the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending February 2, 2008.

We are not e of any matters to to be presented at this Annual Meeting other than those set forth in this Proxy Statement and accompanying Notice. If any other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Any stockholder has the right to revoke his or her proxy at any time before it is voted by (i) delivering a written notice of revocation or duly executed proxy bearing a later date to us at our principal executive office at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Corporate Secretary, or (ii) attending the meeting and voting in person.

The election of the Class II Directors shall be determined by a plurality of the votes cast.

The approval of Proposal 2 shall be determined by the affirmative vote of a majority of the votes cast by the stockholders who are present in person or represented by proxy who are entitled to vote at the Annual Meeting.

Abstentions are treated as shares present and entitled to vote for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. Under the rules that govern brokers in such circumstances, brokers will have the discretion to vote such shares on routine matters, but not on non-routine matters. Broker non-votes are shares held by brokers or other nominees that do not have discretionary authority to vote on a matter and have not received specific voting instructions from their clients. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a proposal. Thus, broker non-votes will not otherwise affect the outcome of a proposal. Shares represented by broker non-votes are treated as shares present and entitled to vote for quorum purposes.

All votes will be tabulated by the appointed Inspector of Election. The Inspector of Election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

We will bear the entire cost of soliciting proxies. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone or special letter by our officers and other employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Common Stock. Such persons may be reimbursed for their expenses. We have engaged Mellon Investor Services to assist in soliciting proxies, which it may solicit by telephone or in person. We anticipate paying Mellon Investor Services a fee of $5,500, plus expenses.

Delivery of Documents to Stockholders Sharing an Address

In some instances, we may deliver to multiple shareholders sharing a common address only one copy of a Proxy Statement. If requested by telephone or in writing, we will promptly provide a separate copy of a Proxy Statement to a shareholder sharing an address with another shareholder. To request an additional copy of the Proxy Statement, you may write, call, or e-mail us at Coldwater Creek, Investor Relations, One Coldwater Creek Drive, Sandpoint, Idaho 83864; telephone number 208-263-2266, or e-mail bearle@thecreek.com. Shareholders sharing an address who currently receive multiple copies of the Proxy Statement and wish to receive only a single copy should send a signed, written request to us at the address above.

PROPOSAL 1

ELECTION OF DIRECTORS

Each member of the Board is assigned to one of three classes. One class is elected at each successive Annual Meeting to hold office for a three-year term and until successors of such class have been qualified and elected. Currently, the Board consists of eight directors, six of whom are independent as defined by the rules of The Nasdaq Stock Market (“NASDAQ”). The term of the Class II directors will expire at this Annual Meeting. The current Class II nominees to the Board are set forth below. This is the first opportunity for the stockholders to elect Mr. Gramaglia and Ms. Isaacson-Leibowitz. Mr. Gramaglia was recommended to the Nominating and Corporate Governance Committee by Mr. Pence, our Chief Executive Officer, and Ms. Isaacson-Leibowitz was recommended to the Nominating and Corporate Governance Committee by a non-management director. If elected, the Class II nominees’ terms will expire at the 2010 Annual Stockholders Meeting.

The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. Proxies may not be voted for a greater number of persons than the number of nominees named below. In the event that any other director is unable, or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable to serve or intends to decline to serve as a director.

The Board recommends that stockholders vote FOR the nominees listed below:

Name	Principal Occupation	Director Since	Age
James R. Alexander	President of Alexander & Co., LLC	2000 Previously 1994–1998	64
Jerry Gramaglia	Partner for Arrowpath Venture Capital	2004	51
Kay Isaacson-Leibowitz	Former Executive Vice President of Beauty Niches for Victoria’s Secret Stores	2005	60

James R. Alexander has served as a director since March 2000, as well as a member of the Board’s Audit Committee since July 2000, as a member of the Board’s Compensation Committee since November 2002, and as the Board’s Compensation Committee Chairman since June 2004. Mr. Alexander has also served as Chairman of the Board’s Nominating and Corporate Governance Committee from April 2004 to June 2004 and as a member of that Committee since April 2004. From July 2000 to July 2001, Mr. Alexander also served as a member of the Board’s Compensation Committee. Mr. Alexander had previously served as a director, as well as Chairman of the Board’s Compensation Committee, from 1994 to 1998, before declining to stand for re-election due to other professional obligations. Mr. Alexander has been an independent catalog consultant for over 25 years, serving a variety of mail order retailers of apparel, gifts and home decor. Mr. Alexander is President of Alexander & Co., LLC, a direct marketing and retail consulting firm.

Jerry Gramaglia has served as a director, as well as a member of both the Board’s Compensation Committee and Nominating and Corporate Governance Committee since June 2004. In May 2002, Mr. Gramaglia joined Arrowpath Venture Capital where he now serves as a Partner. From June 1998 to May 2002, Mr. Gramaglia served as Chief Marketing Officer and subsequently as President and Chief Operations Officer for E*TRADE Group, Inc., a leading provider of electronic financial services. Mr. Gramaglia began his career at Procter & Gamble and subsequently held marketing and general management positions for Nestle, PepsiCo, Imasco and Sprint.

Kay Isaacson-Leibowitz has served as a director since February 2005 and as a member of the Board’s Compensation Committee and the Nominating and Corporate Governance Committee since June 2005. Ms. Isaacson-Leibowitz has served as a board member of Guess?, Inc. since July of 2006 and is also a compensation committee member. Ms. Isaacson-Leibowitz served as Executive Vice President of Beauty Niches for Victoria’s Secret Stores from July 2003 to February 2006. From 1995 to 2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria’s Secret Stores. From 1994 to 1995, Ms. Isaacson-Leibowitz served as acting President and Senior Vice President of Merchandising for Banana Republic. Ms. Isaacson-Leibowitz also served as Chairman of the Advisory Board for City University of New York Honors College and is a co-founder and board member for World of Children.

Directors Not Standing for Election

Directors who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Principal Occupation	Director Since	Class and Year in Which Term Will Expire	Age
Curt Hecker	President and Chief Executive Officer, Intermountain Community Bank	1995	Class I 2008	46
Georgia Shonk-Simmons	President and Chief Merchandising Officer of Coldwater Creek	2001	Class I 2008	55
Dennis C. Pence	Chairman of the Board of Directors, Chief Executive Officer and Secretary of Coldwater Creek	1988	Class III 2009	57
Robert H. McCall	Former President, McCall & Landwehr, P.A.	1994	Class III 2009	61
Frank M. Lesher	Chapter President of the Greater North Jersey Chapter of the National Multiple Sclerosis Society	2007	Class III 2009	58

Curt Hecker has served as a director, as well as a member of the Board’s Audit Committee, since August 1995, as a member of the Board’s Executive Committee since July 2001, as Chairman of the Board’s Nominating and Corporate Governance Committee since June 2004 and as a member of that Committee since April 2004. Mr. Hecker also served as Chairman of the Board’s Compensation Committee from July 2001 to June 2004. Since October 1997, Mr. Hecker has served as President, Chief Executive Officer and a board member of publicly held Intermountain Community Bancorp as well as Chief Executive Officer and a board member of Panhandle State Bank, Intermountain Community Bancorp’s wholly-owned subsidiary. From August 1995 to October 2001, Mr. Hecker also served as President of Panhandle State Bank. Prior to joining Panhandle State Bank, Mr. Hecker held various management positions with West One Bank.

Georgia Shonk-Simmons has served as a director, as well as our President, since January 1, 2001. Since September 26, 2002, Ms. Shonk-Simmons has served as our Chief Merchandising Officer. From January 1, 2001

to September 25, 2002, Ms. Shonk-Simmons served as our Chief Executive Officer. From April 1999 to December 2000, Ms. Shonk-Simmons served as President of our Catalog & Retail Sales Division. Ms. Shonk-Simmons joined us as Chief Merchant and Vice President of Merchandising in June 1998. From 1994 to 1998, Ms. Shonk-Simmons was Executive Vice President of the Newport News Catalog Division of Spiegel, Inc., a publicly held international retailer. Prior to that, from 1981 to 1994, Ms. Shonk-Simmons held a number of other positions of increasing responsibility with Spiegel, including Vice President of Merchandising for Spiegel Catalog beginning in 1991. Prior to joining Spiegel, Ms. Shonk-Simmons held various buyer positions with Lytton’s, Carson Pirie Scott and Hahne’s.

Dennis C. Pence co-founded Coldwater Creek in 1984, and has served as a director since our incorporation in 1988, serving as the Board’s Chairman since July 1999 and as its Vice-Chairman prior to that. Since September 26, 2002, as well as from 1984 through December 2000, Mr. Pence has served as our Chief Executive Officer. From June 4, 2002, to September 25, 2002, he provided us with his executive management services. From January 5, 2002, to June 3, 2002, Mr. Pence served as our Interim Chief Financial Officer and Treasurer. From January 1, 2001 to January 4, 2002, Mr. Pence was semi-retired. Mr. Pence has also served as Chairman of the Board’s Executive Committee since its formation in May 2000, and, as Secretary since July 1998. From 1984 through 2000, Mr. Pence also served as our President. From April 1999 to December 2000, he was also the President of our Internet Commerce Division. Prior to co-founding Coldwater Creek, Mr. Pence was employed by Sony Corp. of America, a subsidiary of Sony Corporation, a publicly held manufacturer of audio, video, communication, and information technology products, from 1975 to 1983, where his final position was National Marketing Manager — Consumer Video Products.

Robert H. McCall, a Certified Public Accountant, has served as director since 1994, as Chairman of the Board’s Audit Committee since February 1995, as a member of the Board’s Nominating and Corporate Governance Committee since April 2004, and as a member of the Board’s Compensation Committee since June 2005. Mr. McCall has also served as a member of the Board’s Executive Committee since its formation in May 2000. From February 1995 to July 2000, Mr. McCall also served as a member of the Board’s Compensation Committee. From 1981 until his retirement in November 2006, Mr. McCall was President of McCall & Landwehr, P.A., a certified public accounting firm.

Frank M. Lesher has served as a director since February 3, 2007. Since January 2005, Mr. Lesher has served as the Chapter President of the Greater North Jersey Chapter of the National Multiple Sclerosis Society. In July 2004, Mr. Lesher retired from Sony Electronic Inc., a subsidiary of Sony Corporation, a publicly held manufacturer of audio, video, communication, and information technology products, where he served as Executive Vice President, General Counsel & Secretary of the board, as well as chairing the corporation’s environmental action, ethics and information privacy committees. Mr. Lesher brings more than 30 years of executive experience in legal, government, trade affairs and corporate safety to the Board.

CORPORATE GOVERNANCE

The Board of Directors is our governing body. It is responsible for managing the affairs of the corporation. The Board’s primary responsibilities include: (a) selecting, evaluating and overseeing the performance of, and setting the compensation for, the Chief Executive Officer and our other senior executive officers, (b) planning for succession with respect to the position of Chief Executive Officer and monitoring our succession planning for other senior executive officers, (c) reviewing, and where appropriate, approving our strategic and operating plans, (d) overseeing the conduct of our business to evaluate whether the business is being managed and conducted in accordance with such plans, and (e) overseeing the process for maintaining the integrity of our financial statements and other public disclosures in accordance with applicable law and our codes of conduct. The Board has delegated the authority and responsibility of managing the day to day business to the executive officers. The Chief Executive Officer, working with the other executive officers, is responsible for managing the business in a manner consistent with any specific plans, instructions or directions of the Board, and for seeking the advice and approval of the Board or its various committees as appropriate.

Committees

The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The authority and responsibilities delegated to these committees are discussed below. The members of the Board as of the date of this Proxy Statement, and the committees on which they currently serve, are set forth in the following table:

Name	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James R. Alexander		*	**	*
Jerry Gramaglia			*	*
Curt Hecker	*	*		**
Kay Isaacson-Leibowitz			*	*
Frank M. Lesher
Robert H. McCall	*	**	*	*
Dennis C. Pence	**
Georgia Shonk-Simmons

* **	Member Chairperson

Executive Committee.  The Executive Committee is empowered to act in general for the entire Board in intervals between meetings of the Board, with the exception of certain matters that by law may not be delegated. The Executive Committee meets as necessary and all actions by the Executive Committee are reported to the Board. The Executive Committee also administers our 2006 Employee Stock Purchase Plan. The actions taken by the Executive Committee are binding and do not require ratification by the Board to be legally effective. The Executive Committee currently consists of Mr. Hecker, Mr. McCall and Mr. Pence (Chairman).

Audit Committee.  The Audit Committee’s primary responsibilities include the evaluation, appointment and oversight of our independent registered public accounting firm, the approval of all audit fees and all other compensation to be paid to the independent registered public accounting firm and of any non-audit services performed by our independent registered public accounting firm, the evaluation of the independence of our independent registered public accounting firm, the review and approval of the scope of audit activities performed by the independent registered public accounting firm, the review of accounting practices and internal controls and the review of audit results. The Audit Committee currently consists of Mr. Alexander, Mr. Hecker and Mr. McCall (Chairman). The Board has determined that all Audit Committee members meet the independence requirements of the Securities and Exchange Commission (“SEC”) and NASDAQ. The Board has also determined that Mr. McCall qualifies as an “audit committee financial expert” within the meaning of the applicable rules of the SEC.

Compensation Committee.  The Compensation Committee is responsible for evaluating the performance of the Chief Executive Officer and reviewing and establishing the compensation structure for the executive officers, including salary rates, participation in incentive compensation and benefit plans and other forms of compensation, and administering our Amended and Restated Stock Option/Stock Issuance Plan. For executive officers other than himself, Mr. Pence makes recommendations to the Compensation Committee regarding salary and target bonus levels, and provides his assessment of their individual performance, on which a portion of their annual incentive award program payment is based. Mr. Pence’s recommendations are often adjusted by the Compensation Committee before approval. The Compensation Committee reviews the performance and sets the compensation of Mr. Pence.

For all areas of executive compensation, including equity compensation awards, the Compensation Committee seeks the input of outside compensation consultants. For 2006, the Compensation Committee used the services of Watson Wyatt Worldwide (“Watson Wyatt”), primarily with respect to providing the peer group data used by the Compensation Committee, assessing total compensation, salary and incentive compensation levels, advising on equity award levels and analyzing employment agreement industry practices. Watson Wyatt was originally engaged by management several years ago to perform miscellaneous compensation consulting services, and it continues to perform actuarial services for our Supplemental Executive Retirement Plan (“SERP”), as well as advising management from time to time on other compensation-related matters. The Compensation Committee also engaged, on a limited basis, Frederick W. Cook & Co., Inc. during 2006 with respect to our SERP. In 2006, the Compensation Committee approved the engagement of Towers Perrin as its compensation consultant, and Towers Perrin assisted the Compensation Committee during the latter half of the year, primarily with assessing our overall compensation levels, peer group analysis and bonus compensation program design for fiscal 2007. Towers Perrin has not previously performed executive compensation consulting services for us. The Compensation Committee currently consists of Mr. Alexander (Chairman), Mr. Gramaglia, Ms. Isaacson-Leibowitz and Mr. McCall. The Board has determined that all of the Compensation Committee members meet the independence requirements of NASDAQ.

Nominating and Corporate Governance Committee.  The principal functions of the Nominating and Corporate Governance Committee are to identify and evaluate individuals qualified to become Board members, recommend to the Board candidates for election or re-election to, or removal from, the Board, consider and make recommendations to the Board concerning the size and composition of the Board, consider from time to time the Board committee structure and makeup, and recommend to the Board retirement policies and procedures affecting Board members. The Nominating and Corporate Governance Committee has engaged Korn Ferry International to assist in identifying potential Board nominees. The Nominating and Corporate Governance Committee makes recommendations to the full Board regarding compensation for non-employee directors, which compensation is approved by the full Board. Additionally, this committee assists the Board in its oversight responsibilities relating to corporate governance matters. The Nominating and Corporate Governance Committee currently consists of Mr. Alexander, Mr. Gramaglia, Mr. Hecker (Chairman), Ms. Isaacson-Leibowitz and Mr. McCall. The Board has determined that all of the Nominating and Corporate Governance Committee members meet the independence requirements of NASDAQ. The Nominating and Corporate Governance Committee considers Board candidates identified by its members, by other Board members or management, by stockholders and by other external sources, as described below.

Board Committee Charters

The Charters of the Audit Committee, the Executive Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on the Investor Relations portion of our website at http://www.coldwatercreek.com.

Independence

The Board has determined that six of the eight directors who currently serve on the Board, including the three directors standing for re-election, are “independent” within the meaning of NASDAQ rules. These directors are Mr. Alexander, Mr. Gramaglia, Mr. Hecker, Ms. Isaacson-Leibowitz, Mr. Lesher, and Mr. McCall. In addition, the Board has determined that each member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent as required by the rules of the SEC and NASDAQ.

In connection with these independence determinations, the Board considered all of the relationships between each director and us, including those relationships not required to be disclosed by the rules of the SEC under the heading “Certain Relationships and Related Transactions” below, including in particular the following relationships:

Mr. Hecker is the President, Chief Executive Officer and a board member of publicly held Intermountain Community Bancorp and Chief Executive Officer and a board member of Panhandle State Bank, a wholly-owned subsidiary of Intermountain Community Bancorp. Our Chairman and Chief Executive Officer, Mr. Pence, served as a board member of Intermountain Community Bancorp and Panhandle State Bank from March 2002 through December 2005. Mr. Pence is also the beneficial owner of less than one percent of the outstanding common stock of Intermountain Community Bancorp. The Board has determined that Mr. Pence’s current stock ownership and prior service as a board member did not impair Mr. Hecker’s independence.

Mr. Lesher served as a trustee of the Aspenwood Supporting Foundation from December 1996 to January 2007. The Aspenwood Supporting Foundation is a charitable organization formed by our Chairman and Chief Executive Officer, Mr. Pence. Mr. Pence has served as a trustee of the Aspenwood Supporting Foundation since its inception and has made numerous gifts to the foundation. Mr. Lesher did not receive compensation for his service as a trustee of the foundation. The Board has determined that Mr. Lesher’s former service as a trustee of the Aspenwood Supporting Foundation did not impair his independence.

Mr. McCall’s daughter works as an assistant graphic designer for Coldwater Creek at our headquarters in Sandpoint, Idaho. The Board considered her salary and position within the Company and determined that her employment did not impair Mr. McCall’s independence.

Board and Committee Meetings

The Board held seven meetings during fiscal 2006. Each incumbent director attended all of the Board meetings during fiscal 2006 that occurred while such incumbent director served as a member of the Board. In addition, executive sessions of the independent directors without management present were held regularly throughout fiscal 2006 to discuss relevant subjects.

It is our policy that all directors attend our Annual Meeting, except directors whose terms are expiring at that Annual Meeting and who are not standing for re-election. All continuing directors attended the 2006 Annual Meeting of Stockholders, and it is anticipated that all directors will attend the 2007 Annual Meeting.

The Executive Committee held no meetings during fiscal 2006. The Audit Committee held thirteen meetings during fiscal 2006 and each member attended 100 percent of the meetings, with the exception of Mr. Hecker, who was absent from one meeting. The Compensation Committee held sixteen meetings during fiscal 2006 and each member attended 100 percent of the meetings, with the exception of Mr. McCall, who was absent from one meeting. The Nominating and Corporate Governance Committee held four meetings during fiscal 2006 for which there was 100 percent attendance by its members, with the exception of Mr. McCall, who was absent from one meeting.

Codes of Conduct

We have adopted a Code of Business Conduct and Ethics for the members of our Board. A copy of this Code of Business Conduct and Ethics is available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to or waivers of this Code of Business Conduct and Ethics will also be posted on http://www.coldwatercreek.com.

We have adopted a Code of Ethics for our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. A copy of this Code of Ethics is available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to and any waiver of this Code of Ethics that applies to our Principal Executive Officer, Principal Financial Officer or Principal Accounting Officer, will also be posted on http://www.coldwatercreek.com.

Our Code of Business Conduct applicable to all of our employees is also available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to this Code of Business Conduct will also be posted on http://www.coldwatercreek.com.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may contact the Board, or any member of the Board, at the following address:

Coldwater Creek Board of Directors c/o Coldwater Creek Inc. One Coldwater Creek Drive Sandpoint, ID 83864

Or by e-mail at BoardofDirectors@thecreek.com

Information about the procedures for contacting the Board is available on the Investor Relations portion of our website at http://www.coldwatercreek.com.

Information on our website is not incorporated by reference into this Proxy Statement.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Stockholder proposals intended to be considered for inclusion in next year’s Proxy Statement for the 2008 Annual Meeting of Stockholders must be received by us no later than January 7, 2008. Such proposals may be included in next year’s Proxy Statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in our bylaws. For proposals not intended to be submitted for inclusion in next year’s Proxy Statement, but sought to be presented at the next Annual Meeting, our bylaws provide that stockholder proposals, including director nominations, must be received by us no later than the close of the 60th day nor earlier than the close of the 90th day prior to the first anniversary of the prior year’s Annual Meeting. We have additional requirements for stockholder nominations to the Board, as described below. In addition, proxies to be solicited by the Board for the 2008 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal no later than March 23, 2008. All stockholder proposals must be in writing and mailed to our principal executive offices at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Corporate Secretary.

Stockholder Nominations for Director.  Stockholders may recommend candidates for nomination to the Board for consideration by the Nominating and Corporate Governance Committee by submitting in writing the names and required supporting information described below to our principal executive offices at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Corporate Secretary.

Such recommendation must include the following information:

•	Information regarding the stockholder making the proposal, including name, address, and number of shares of Common Stock beneficially owned by such person;

•	A representation that the stockholder or the stockholder’s nominee is entitled to vote at the meeting at which directors will be elected, and that the stockholder or the stockholder’s designee intends to cast its vote for the election of the director, if nominated; and

•	The name, business address and residence of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules, including, but not limited to:

—	A copy of the nominee’s resume;

—	Biographical information for the last five years, including directorships and principal occupation or employment of such person;

—	Date of birth;

—	A list of references;

—	A description of any relationship, arrangement or understanding between the stockholder and the nominee and any other person (including names) pursuant to which the nomination is being made;

—	A description of any direct or indirect relationship, arrangement or understanding between the stockholder or the nominee and us; and

—	The consent of each such nominee to be named in the Proxy Statement and to serve as a director if elected.

Following verification of this information, the Nominating and Corporate Governance Committee will make an initial analysis of the qualifications of the candidate pursuant to the director qualification criteria for director nominations described below. The Nominating and Corporate Governance Committee screens and evaluates potential candidates in substantially the same manner regardless of the source of the recommendation.

Qualification Criteria for Director Nominations.  The Nominating and Corporate Governance Committee identifies, evaluates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. Potential candidates will be identified from a number of sources, including current Board members, employees, stockholders, third-party search firms and other interested parties, as appropriate. The Nominating and Corporate Governance Committee is not required to nominate candidates who are recommended by stockholders, employees or other interested parties. Candidates nominated for election or re-election to the Board should possess the following qualifications:

•	The highest professional and personal ethics and values, consistent with our image and reputation;

•	High-level leadership experience in business and administrative functions with an ability to understand business problems and evaluate and formulate solutions;

•	Industry-related and other special expertise and skills that are relevant to us and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

•	Willingness to be an active, objective and constructive participant at meetings of the Board and its committees;

•	Commitment to serve on the Board over a period of several years to develop knowledge about our business;

•	Commitment to enhancing stockholder value and representing the best interests of all stockholders and to objectively evaluate management performance; and

•	The majority of directors on the Board should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent all of our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2006, the Compensation Committee consisted of James R. Alexander (Chairman), Jerry Gramaglia, Kay Isaacson-Leibowitz and Robert H. McCall. None of the individuals serving on the Compensation Committee during fiscal year 2006 were officers or employees of Coldwater Creek during fiscal year 2006, were officers of the Company prior to fiscal 2006 or had any relationship required to be disclosed by the rules of the SEC under the “Certain Relationships and Related Transactions” heading below.

Audit Committee Report on the Fiscal Year Ended February 3, 2007

The information contained in this report shall not be deemed to be soliciting material or filed with the SEC, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Board’s Audit Committee is comprised solely of independent directors, as defined by the rules of NASDAQ and the SEC. The members of the Committee are James R. Alexander, Curt Hecker and Robert H. McCall (Chairman). The Audit Committee met thirteen times during the fiscal year ended February 3, 2007.

The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee reviews the charter and assesses its adequacy annually. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm for the fiscal year ended February 3, 2007, Deloitte & Touche, LLP, was responsible for performing an independent audit of the Company’s consolidated financial statements for the fiscal year ended February 3, 2007 in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. Deloitte & Touche LLP, as well as the Company’s internal auditor, have full access to the Committee and regularly meet with the Committee without management being present to discuss appropriate matters.

Based on the Audit Committee’s review of the audited consolidated financial statements, its discussion with management regarding the audited consolidated financial statements, its receipt from Deloitte & Touche, LLP of written disclosures and the letter required by Independence Standards Board Standard No. 1, its discussions with Deloitte & Touche, LLP regarding its independence, the audited financial statements, the matters required to be discussed by the Statement on Auditing Standards 61, as amended, and other matters, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended February 3, 2007 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

FROM THE MEMBERS
OF THE AUDIT COMMITTEE
James R. Alexander
Curt Hecker
Robert H. McCall (Chair)

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and principal financial officer, who we refer to as our named executive officers, or NEOs, for 2006. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

The Board’s Compensation Committee has responsibility for reviewing and approving compensation for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board and is available on the Investor Relations portion of our website.

The compensation program for our NEOs is designed to attract, retain, motivate and reward talented executives who can contribute to our long-term success and thereby build value for our stockholders. During the past few years our business has changed significantly and we have made substantial changes in executive compensation in an attempt to respond to those changes. In considering executive compensation, like most companies we consider such factors as competition for executive talent, our desire to link pay with performance, the use of equity to align NEO interests with those of our stockholders, and fairness, both internally and externally. There are other factors specific to us that weigh heavily into our NEO compensation decisions, such as the following:

Our headquarters location.  All of our NEOs are based in Sandpoint, Idaho. We believe Sandpoint provides an attractive community for headquarters employees to work and live, with its abundant outdoor activities and natural setting. Nevertheless, Sandpoint is also a small, rural community and represents a major relocation for substantially all of our key hires, the majority of whom must be recruited from major urban areas. Moreover, Sandpoint has become an increasingly popular vacation home and retirement destination over the past few years, and real estate prices in the Sandpoint area have increased substantially. Average home prices in the Sandpoint area now approach or even exceed those in many major suburban areas. To attract and retain the talent we need, we therefore endeavor to compensate our executives above peer averages, with a level of assured cash compensation that will allow them to maintain an attractive lifestyle in Sandpoint.

Intense competition for management talent within the retail industry.  Like any company, we strive to recruit top talent at all levels of our organization. Certain areas of our retail business, however, are especially prone to intense competition, most notably merchandising and retail operations. Within these areas we have seen extensive movement of management-level personnel between our competitors, and we believe competitors and recruiters regularly contact our own executives regarding other opportunities. As a relatively new participant in the retail market, we may on occasion find it necessary to exceed the total compensation offered by more established retail competitors. To ensure our compensation is competitive, we rely on analyses of peer data, and we generally strive to achieve total compensation for our NEOs at or above the 75 th percentile of our peer group. In setting 2006 NEO compensation, we considered data collected by compensation consultants regarding eleven peer companies. These companies included Ann Taylor, Bombay, Cache, Chicos, Christopher & Banks, Coach, Gymboree, J Jill, Talbots, Urban Outfitters and Williams Sonoma. In selecting this peer group, we focused on specialty retail companies with significant store bases. This peer group included some of our direct competitors in the women’s apparel retail business, as well as specialty apparel retailers that do not cater to our target customer. We included these specialty apparel companies based primarily on their store base and similar growth strategies, as we believe our competition for top talent extends beyond women’s apparel. We also included three non-apparel retail businesses, based primarily on their multi-channel structures. Based on a reevaluation in late 2006, the Compensation Committee determined to exclude Bombay, Williams Sonoma and Cache from our peer group going forward and to add several additional specialty clothing retailers with revenues and market capitalization similar to our own. Data for our revised peer group will be considered for 2007 compensation decisions.

Small executive team/substantial growth in operations.  Our NEOs are executing our growth strategy and we believe their compensation should be commensurate with a growth-oriented business. Almost every aspect of our business has grown substantially over the past five years, and our senior team, which has not increased in size during that period, is managing a changing and increasingly complex business. We believe the demands on executives, and the risks associated with a growth-oriented business like ours, are greater than these individuals would encounter in a mature business. We strive to recognize these demands by compensating NEOs for the increased demands and risks, such as through annual awards of stock options.

Our CEO/Founder.  Our consideration of Mr. Pence’s compensation involves factors unique to his situation and relationship with the Company. Mr. Pence co-founded the Company in Sandpoint more than twenty years ago and is the holder of more than fourteen percent of our outstanding stock. Given the level of his personal stock holdings as a co-founder, neither the Compensation Committee nor Mr. Pence believe he should receive any form of equity compensation. At the same time, the Compensation Committee believes the appreciation on Mr. Pence’s equity holdings represents return on his initial investment in founding the Company, rather than compensation for his ongoing contribution. Mr. Pence continues to devote long hours to managing and providing strategic direction to the business. The Compensation Committee is also mindful of the significant role Mr. Pence has played over the past few years as the principal architect of our retail strategy, and the resulting increase in shareholder value as reflected by our stock price. During this time of significant growth for the Company, including a portion of 2002 when he received no salary, Mr. Pence’s compensation has consistently trailed that of peer CEOs. In setting Mr. Pence’s compensation, the Compensation Committee therefore seeks to provide an overall level of salary, bonus and post-retirement pay that provides fair and reasonable compensation, as compared with our other NEOs and his industry peers, and that recognizes the value of both his past achievements and his ongoing contributions. As discussed below, we made key changes in 2006 designed to increase Mr. Pence’s overall compensation by increasing his base pay and bonus potential, as well as enhancing the value of the Supplemental Executive Retirement Plan for him.

For all areas of executive compensation, including equity compensation awards for NEOs, the Compensation Committee seeks the input of outside compensation consultants. In 2006, the Compensation Committee used the services of Watson Wyatt, primarily with respect to providing the peer group data used by the Compensation Committee in assessing total compensation and salary levels. Also during 2006, the Compensation Committee approved the engagement of Towers Perrin as our compensation consultant, and Towers Perrin assisted the Compensation Committee during the latter half of the year, primarily with assessing overall compensation levels, peer group analysis and compensation program design for 2007. Management meets regularly with the Compensation Committee to assist the Compensation Committee in its analysis of executive compensation. The Compensation Committee approves the compensation of all executive officers, which in 2006 included our NEOs and our Senior Vice President of Operations. For executive officers other than himself, Mr. Pence makes recommendations to the Compensation Committee regarding salary and target bonus levels, and provides his assessment of their individual performance, on which a portion of the Annual Incentive Award Program payment is based. Mr. Pence’s recommendations are often adjusted by the Compensation Committee before approval. The Compensation Committee reviews the performance and sets the compensation of Mr. Pence.

Elements of our compensation program

Salary.   We believe base salary is the key compensation-related reference point for individuals considering an employment change and that we must offer base salaries exceeding those of many of our peer companies in larger markets. Our peer group analysis therefore serves as a starting point in setting salaries for our NEOs, and in all cases we initially target a base salary for NEOs between the 50 th percentile and 75th percentile of our peer group, recognizing that titles and levels of responsibility vary greatly from company to company. Beyond peer data, in setting salaries we also consider individual factors, such as:

•	Historical, long-term individual performance;

•	Tenure with the Company;

•	Retention concerns;

•	Contribution to Company growth; and

•	Industry experience

Based primarily on these factors, for 2006 we increased the base compensation of Ms. Shonk-Simmons and Messrs. Griesemer and Pence to levels above the target 75 th percentile. Ms. Shonk-Simmons, for example, has been positioned toward the upper end of her peer group in recognition of her eight years of experience as our chief merchant and more than twenty years of industry experience, as well as her consistently strong performance in merchandising and management.

Discretionary Bonus.  We do not have a regular practice of paying discretionary bonuses to our NEOs. However, in mid-2006 the Compensation Committee approved a $150,000 bonus for Ms. Shonk-Simmons. This bonus was made in recognition of Ms. Shonk-Simmons’ extraordinary first quarter performance in merchandising, which the Compensation Committee believed was a key factor contributing to our first quarter results.

Annual Incentive Award Program.  In 2006, all of our NEOs participated in our Annual Incentive Award Program, which is a cash-based, pay-for-performance annual incentive plan. This plan is identical to the incentive program in which substantially all other salaried employees participated. Target individual awards for our NEOs under the program, expressed as a percentage of salary, ranged from 34 percent for Mr. Dick to 51 percent for Mr. Pence.

The Annual Incentive Award Program has two components: a quarterly bonus based solely on Company performance and a semiannual bonus that factors in individual performance. The quarterly award attributable solely to the Company’s performance is based on goals for revenue growth, as measured against the same quarter in the prior fiscal year, which is referred to as Revenue Growth, and for net earnings before deducting for interest and income taxes, expressed as a percentage of revenue, which is referred to as EBIT Margin. If either Revenue Growth or EBIT Margin does not exceed pre-established minimum levels, no bonus is awarded for that quarter under the program. The quarterly incentive awards are paid after the end of each quarter and may range from approximately 33 percent to 285 percent of the target amounts. During fiscal 2006, the Incentive Award Program was designed such that, based on target levels of individual and Company performance, the quarterly incentive awards would comprise approximately two-thirds of the total awards under the Annual Incentive Award Program for the full fiscal year.

Each executive may also earn a semiannual bonus based on individual performance under the program for the first and second half of the year. An NEO’s targeted level of the semiannual incentive award is equal to 50 percent of the quarterly incentive award amounts paid to the NEO based on Company performance for the first or second half of the year, as appropriate. However, if the NEO’s performance exceeds the pre-established target level, he or she may earn a semiannual incentive award of up to 80 percent of the quarterly incentive award amounts. For purposes of determining these awards, individual performance is assessed at mid-year and again at year end, and each NEO is assigned an overall individual performance score. Each NEO’s performance score corresponds to a predetermined percentage (ranging from zero percent to 100 percent) of the maximum individual performance bonus percentage that will be awarded.

Our Annual Incentive Award Program is designed to qualify as “performance-based compensation,” deductible for federal income tax purposes under IRS Code §162(m). Several important determinations by the Compensation Committee are inherent in the awards made under this program:

Performance metrics.  We believe the performance metrics of Revenue Growth and EBIT Margin encourage our NEOs to expand the business efficiently, without sacrificing our merchandise margins. Moreover, except as described below under “Return of Incentive Compensation,” identical performance goals form the basis for the bonus structure for almost all of our salaried employees, and we believe there is an intangible benefit to focusing all personnel levels on consistent goals. We have used these performance metrics for a number of years and we believe there is a strong correlation between achievement of Revenue Growth and EBIT Margin goals and the success of our business as measured by our stock performance and the perception of both analysts and investors.

Annual Performance Goals.  The Compensation Committee establishes goals for Revenue Growth and EBIT Margin at the outset of each fiscal year based on our internal budgeting process and through an iterative process with management. The Compensation Committee strives to set the minimum performance goals for Revenue Growth and EBIT Margin at ambitious levels to provide a meaningful incentive. If either of these minimum goals is not reached, no bonus is awarded under the program for the quarter. At the same time, we believe it is important to reward extraordinary performance, and if the target levels are exceeded by a meaningful amount, our NEOs and employees may earn nearly three times their target bonus amounts.

Individual Bonus Targets.  Individual bonus targets which are expressed as a percentage of each NEO’s salary are approved by the Compensation Committee at the beginning of each fiscal year. Individual bonus targets are highest for our most senior executives, as we believe these individuals have the greatest ability to impact our performance and therefore should have a higher portion of their total compensation “at risk”. Expressed as a percentage of salary, we believe our historical individual bonus target amounts have been slightly low, as compared with our peer group. Nevertheless, we believe our target levels are sufficient to incent our NEOs, as our growth strategy provides a realistic opportunity for our Company-wide performance goals to be exceeded.

Return of Incentive Compensation.  We do not have a policy regarding return of incentive compensation in the event financial results are restated. Our policy is to address this situation on a case-by-case basis, considering issues such as the magnitude of the restatement and the materiality of the overpayment from the standpoint of both the Company and the individual, as well as other facts and circumstances surrounding the restatement, including motivational concerns and issues of fairness to our employees. During 2006, in response to our restatement of earnings and the related change of accounting for our credit card program, the Compensation Committee chose not to request repayment of management bonuses earned in 2005. The Compensation Committee chose instead to not adjust the NEOs’ performance goals for the second half of 2006 in light of our revised accounting. As a result, our NEO bonuses during the second half of fiscal 2006 were smaller than they would have been if performance goals had been adjusted for the revised accounting. Overall, we believe this course of action negated the effect of any overpayment of bonuses that may have occurred based on our prior accounting practice and that we have achieved a fair result for the executive team over the entire period during 2005 and 2006 that was impacted by the restatement. Performance goals for our non-executives were adjusted to reflect our revised accounting.

2007 Incentive Award Program.  Our Compensation Committee has approved a substantially revised incentive award program for 2007, pursuant to which awards will be based on the Company’s earnings before interest and taxes (EBIT) for the second half of fiscal 2007. Each executive officer was given an incentive compensation target that is a percentage of his or her base salary, ranging from 40 percent to 125 percent depending on the executive’s title and responsibilities. Bonus awards under the program may range from zero percent to 200 percent of target based on the Company’s EBIT performance. Additionally, an executive’s bonus payment may be reduced by up to twenty percent based on individual performance. The Compensation Committee approved this revised program in the interest of simplifying the program, as well as increasing the maximum bonus potential for our executives. The decision to consider only second half performance was based solely on budgetary constraints in the first half of 2007.

Supplemental CEO Bonus.  For the reasons discussed above, in considering the level of Mr. Pence’s compensation for fiscal 2006, the Compensation Committee determined it was appropriate to increase Mr. Pence’s overall compensation potential to a level that was more consistent with that of CEOs of peer companies. The Compensation Committee believed, however, that a significant increase in compensation should be tied to strong Company performance. Additionally, in light of Mr. Pence’s base compensation level, the Compensation Committee determined that any additional bonus should be designed to qualify as performance-based compensation, deductible for federal income tax purposes under IRS Code §162(m). The Compensation Committee determined that a performance-based bonus plan with a meaningful reward for extraordinary performance fulfilled these objectives. As a result, during 2006, we instituted a supplemental bonus plan for Mr. Pence, pursuant to which he could earn up to three times his salary based on earnings per share performance achieved in the second half of the year. The Compensation Committee chose earnings per share as the relevant measure of performance as we believe it is a key performance metric for our analysts and investors, and a good measure of our CEO’s performance from both the standpoint of increasing revenue and controlling expenses. The Compensation Committee established a threshold level of earnings per share under this bonus program which exceeded the maximum performance levels rewarded under our Incentive Award Program so that this award would not merely supplement Mr. Pence’s award amounts under the Incentive Award Program. As such, it was expected that this would be a difficult, but attainable performance level for the Company and that achievement of the goal would warrant payment of the target bonus amount. Based on the Company’s actual performance during the second half of 2006, Mr. Pence did not earn a supplemental bonus under this program. For 2007, the Compensation Committee approved a similar program for Mr. Pence. The 2007 supplemental bonus plan provides for a smaller maximum award, in light of the increased bonus potential for Mr. Pence under the 2007 incentive compensation program.

Retention Bonus Program.  Historically, as a means of promoting long-term retention we used cash bonus retention agreements, pursuant to which the NEO would receive an agreed-upon lump sum payment of cash upon the completion of three years of service from the grant date, subject to individual and Company performance conditions, as described below under “Retention Bonus Program.” We no longer issue these cash-based awards to our NEOs as we believe restricted stock units, or RSUs, are better aligned with our goal of rewarding performance by allowing the NEO to receive the benefit of increases in our share value over the vesting term.

Equity Compensation.  Historically, stock option awards were our sole form of equity compensation, and we did not have a regular equity grant program. Beginning in 2005, working with compensation consultants, the Compensation Committee reevaluated our equity compensation strategy in light of our goals of allowing our NEOs to participate in the Company’s long-term success and encouraging retention while being mindful of the dilutive impact of equity compensation on our other stockholders. Based on this evaluation we determined to begin an annual program of awarding to our senior executives (other than Mr. Pence) both RSUs that vest after three years and stock options that vest annually over a three-year period. Our practice is to determine the dollar amount of equity compensation that we want to provide based on a total compensation analysis, considering the mix of current and long-term cash and equity compensation, and to grant a combination of RSUs and stock options with an aggregate value on the date of grant equal to that amount. For RSUs, we determine the number of shares to be awarded based upon the closing price of our stock on the day we approve the award. We employed the Black-Scholes model to determine the value of the option grants, using the same assumptions we use for financial accounting purposes. For 2006, the Compensation Committee chose to grant a nearly equal dollar amount of RSUs and options based on the value of those awards. This split was based solely on the determination of the Compensation Committee to place equal emphasis on retention and long-term performance.

In establishing award levels for NEOs, we do not consider the equity ownership levels of the recipients, prior awards that are fully vested or amounts realized by the NEOs for previous awards. It is our belief that competitors who might try to hire away our employees would offer new equity awards to our employees without regard to the value of any prior awards made by us. Accordingly, to remain competitive we do not reduce current award levels for amounts already realized or realizable by our NEOs.

Restricted Stock Unit Awards.  The RSUs vest in full three years after grant date, subject only to the NEO’s achievement of performance ratings at the level of “meets expectations” throughout the vesting period. The “meets expectations” level is regarded as a minimal requirement and, as such, we view these awards as essentially time-vested. We believe time vesting is appropriate for these awards as they are our primary long-term retention device for senior executives, other than Mr. Pence.

Stock Option Grants.  Our implementation in 2004 of Statement of Financial Accounting Standards No. 123(R) (SFAS 123R) makes granting stock options somewhat less attractive by requiring that we expense the fair value of the grant for financial accounting purposes. Although this accounting treatment is one of the factors we must consider in awarding options, it has not had a significant impact on our granting practices, since we believe stock options remain a highly valued component of the overall compensation package for management of a growth company such as ours and are the primary means by which our NEOs share in the Company’s growth. We believe the value of our option awards over the past few years has been a major compensation-related factor in our ability to attract top talent. The Compensation Committee believes annual awards to our NEOs encourage retention, because the recipient must remain employed with the Company to receive the award. The Compensation Committee also believes stock options align the interests of management and our stockholders, since they are of no value to the NEO if our stock’s value does not increase. For these reasons, the Compensation Committee considers stock options to be an important part of total compensation for our NEOs.

Option and RSU Grant Practices.  Historically, the timing of our grants of stock options and RSUs has been based on internal, operational factors. We have not had a practice of “timing” our grant awards to give effect to the pending public release of material information, and any grants we may have made to NEOs in proximity to a release of earnings or other material information is coincidental. Nevertheless, in light of the media attention surrounding option grant practices, we determined to defer the 2006 executive equity grants until after our second quarter 2006 earnings release. Additionally, the Compensation Committee has adopted a policy beginning in 2007 that annual long-term incentive awards will be made as of our annual meeting date, which occurs in mid-June. The only exceptions to this policy will be for new hires and promotions of NEOs, for which we will endeavor to approve any new awards as soon as possible after the date of hire or promotion. We believe our new policy will allow us to consider prior year performance as well as recent peer group data in making annual awards. A similar policy will apply to option grants made by Mr. Pence, who serves as the sole member of a Secondary Committee and has authority to approve option grants and RSUs for non-executives, subject to guidelines established by the Compensation Committee. These may be awards for new hires and promotions, or discretionary awards, and are reported on a monthly basis to the Compensation Committee. The exercise price of all options granted to our employees is equal to the fair market value of our Common Stock on the date of grant, measured as the closing price of our Common Stock on the grant date as reported by NASDAQ.

Supplemental Executive Retirement Plan.  Our SERP provides monthly benefits upon retirement, death or disability and is designed to encourage retention for our most senior executives by providing for increased retirement benefits for each additional year of employment, subject to vesting conditions. We instituted this plan in 2005 after discussions with our senior team led us to conclude that it would be positively perceived as a long-term retention incentive for Ms. Shonk-Simmons and Messrs. Dick and Griesemer. We added Mr. Pence to the SERP primarily to provide him with an additional form of non-equity based compensation. We also took into account the fact that Mr. Pence has been compensated below typical market levels historically due in large part to his non-participation in our equity compensation programs, which have provided significant value to our other NEOs and employees. Because the SERP is not intended to be a retention device for Mr. Pence, he is fully vested in the SERP benefits and is not subject to a reduction in benefits for retirement prior to age 62.

Perquisites.  Substantially all benefits we provide to our NEOs are made available to all of our other salaried employees on a non-discriminatory basis, and for this reason are not considered “perquisites”. Benefits we provide on a non-discriminatory basis include our medical and dental insurance, life insurance, 401(k) plan, employee stock purchase plan and discounts on our products. Relocation benefits are also reimbursed but are individually negotiated when they occur. On occasion we may permit family members of our NEOs to accompany them on business trips under our business jet fractional share program, subject to compliance with applicable tax regulations. However, we incur no incremental cost in this situation. The aggregate incremental cost to us of all the perquisites we provided to any NEO in 2006 was de minimus.

Change in Control and other Termination Events

Severance

Historically, the Company has not had employment or severance agreements with its NEOs or employees. During 2006, however, the Company entered into an employment agreement with Ms. Shonk-Simmons. A description of Ms. Shonk-Simmons’ employment agreement is provided in the section entitled “Payments and Entitlements upon Change in Control or other Termination Events” of this Proxy Statement.

Our primary consideration in entering into the agreement was to encourage Ms. Shonk-Simmons’ long-term retention, by providing her a guaranteed level of financial protection upon loss of employment. We also considered the highly competitive market for executive level talent and the widespread use of employment agreements in our industry. We further believe that change in control severance provisions of the type incorporated in Ms. Shonk-Simmons’ agreement align executive and stockholder interests by enabling the executive to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. For these reasons, in 2007 we will seek to enter into similar agreement with our other NEOs.

Under Ms. Shonk-Simmons’ arrangement, she is entitled to receive severance for various termination events, including her departure for Good Reason or her dismissal without Cause, regardless of the occurrence of a Change in Control (as those terms are defined under her agreement). With respect to severance upon a Change in Control, Ms. Shonk-Simmons’ agreement requires a “double trigger” — a change in control followed by an involuntary loss of employment within one year thereafter. Additionally, for a period of 30 days commencing one year after a Change in Control, and without the occurrence of an additional event, Ms. Shonk-Simmons has the right to terminate her employment (with or without any reason) and receive severance. We believe that the provision permitting Ms. Shonk-Simmons to receive severance benefits upon her voluntary resignation following a Change in Control is important to ensure that she has a strong incentive not to voluntarily resign during the one-year period after a Change in Control.

In general, Ms. Shonk-Simmons’ severance payment is equal to one and one-half times her annual salary and annual bonus amount at target level as of the date of termination, and is equal to two and one-half times her annual salary and annual bonus amount at target level if the termination is within twelve months of a Change in Control. Ms. Shonk-Simmons would also be entitled to health benefits for eighteen months, to accelerated vesting of all outstanding equity awards held by her and to accelerated vesting of the payments she is eligible to receive under the SERP. In addition, if Ms. Shonk-Simmons’ employment is terminated as a result of her permanent disability, she is entitled to receive her then current monthly base salary for eighteen months following termination.

Equity

In general, upon a corporate transaction that involves the sale of all or substantially all of our assets or the transfer (including by merger or consolidation) of 50 percent or more of the voting power of our outstanding securities, all outstanding stock options and RSUs held by our employees, including our NEOs, will vest in full unless as part of the corporate transaction (a) the options are assumed by the acquiring entity or replaced with a comparable option for shares of stock of the acquiring entity, or (b) are replaced with a cash payout that preserves the spread existing on the unvested option at the time of the transaction and provides for the subsequent payout under the same vesting schedule. RSUs granted to our NEOs and other employees similarly vest in full upon a corporate transaction unless they are assumed by the acquiring entity. Ms. Shonk-Simmons’ employment agreement provides for accelerated vesting of all outstanding equity awards in connection with a termination of her employment, as described above.

SERP

The vesting of accrued benefits under our SERP may be accelerated by the Board at its discretion in connection with a change in control, in which case all accrued benefits would accelerate and be payable in a lump sum equal to the actuarial equivalent value of the benefit (less any payments that had already been paid to the participant). In connection with a termination of her employment, as described above, Ms. Shonk-Simmons’ employment agreement provides for accelerated vesting of future payments she is eligible to receive under the SERP.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Coldwater Creek Inc. oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders, each of which will be filed with the SEC.

COMPENSATION COMMITTEE
James R. Alexander (Chair)
Jerry Gramaglia
Kay Isaacson-Leibowitz
Robert H. McCall

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation earned by our NEOs for the 2006 fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Dennis C. Pence	2006	$1,000,000	—		—	—	$323,720	$2,485,509	$10,505	$3,819,734
Chief Executive Officer
Melvin Dick	2006	$425,000	$225,000	(1)	$112,755	$255,048	$82,153	$94,343	$8,894	$1,203,193
Chief Financial Officer
Georgia Shonk-Simmons	2006	$600,000	$150,000	(2)	$160,539	$153,985	$152,648	$203,989	$9,159	$1,430,320
President and Chief Merchandising Officer
Daniel Griesemer	2006	$450,000	—		$169,450	$319,594	$108,933	$70,586	$8,605	$1,127,168
President and Chief Operating Officer
Dan Moen	2006	$311,058	—		$79,877	$120,323	$69,449	—	$11,962	$592,669
Senior Vice President and Chief Information Officer

(1)	Represents a retention bonus paid to Mr. Dick, as described below under “Retention Bonus Program”.
(2)	Represents a discretionary bonus paid to Ms. Shonk-Simmons based on her performance during the first quarter of fiscal 2006.
(3)	Amounts in this column reflect the expense recognized by us for accounting purposes calculated in accordance with SFAS 123R for RSUs granted in fiscal 2006 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 3, 2007. For further information on these awards, see the Grants of Plan-Based Awards table.
(4)	Amounts in this column reflect the expense recognized by us for accounting purposes calculated in accordance with SFAS 123R for stock options granted in fiscal 2006 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 3, 2007. For further information on these awards, see the Grants of Plan-Based Awards table.
(5)	The amounts shown in this column consist of payments made under our Incentive Award Program, which is described below under the heading “Incentive Award Program.”
(6)	The amounts shown in this column represent the aggregate increase in actuarial value of each of the NEO’s benefits under our SERP, which is described below under the heading “Supplemental Executive Retirement Plan.”
(7)	Amounts shown represent matching contributions we made to NEO’s accounts under our 401(k) Plan. Perquisites are not included in this table as the aggregate incremental cost to us of all perquisites we provided to any NEO in fiscal 2006 was less than $10,000.

2006 Grants of Plan-Based Awards

The following table shows certain information about incentive plan awards and other equity awards granted to NEOs during fiscal 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Grant Date Fair Value of Stock or Option Awards Granted in Fiscal 2006 ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Dennis C. Pence	February 13, 2006	$0	(1)	$512,715	(1)	$1,754,016	(1)	—	—		—		—
	August 28, 2006	$0	(2)	—		$3,000,000	(2)	—	—		—		—
Melvin Dick	February 13, 2006	$0	(1)	$142,500	(1)	$487,498	(1)	—	—		—		—
	August 28, 2006	—		—		—		$251,472	9,300	(3)	—		—
	August 28, 2006	—		—		—		$264,800	—		20,000	(4)	$27.04
Georgia Shonk-Simmons	February 13, 2006	$0	(1)	$240,000	(1)	$821,048	(1)	—	—		—		—
	August 28, 2006	—		—		—		$405,600	15,000	(3)	—		—
	August 28, 2006	—		—		—		$423,680	—		32,000	(4)	$27.04
Daniel Griesemer	February 13, 2006	$0	(1)	$170,520	(1)	$583,355	(1)	—	—		—		—
	August 28, 2006	—		—		—		$351,520	13,000	(3)	—		—
	August 28, 2006	—		—		—		$370,720	—		28,000	(4)	$27.04
Dan Moen	February 13, 2006	$0	(1)	$109,995	(1)	$376,297	(1)	—	—		—		—
	August 28, 2006	—		—		—		$200,096	7,400	(3)	—		—
	August 28, 2006	—		—		—		$211,840	—		16,000	(4)	$27.04

(1)	Amounts shown relate to our 2006 Incentive Award Program for fiscal 2006. The expected threshold level amounts reported above assume that we do not achieve the minimum Revenue Growth or EBIT Margin goals. The expected target level amounts reported above assume that we achieve the targeted Revenue Growth and EBIT Margin goals and that the executive earns his or her target-level performance-based Semiannual Incentive Award. The expected Maximum level amounts reported above assume that we achieve the maximum Revenue Growth and EBIT Margin goals and that the executive earns 100 percent of the performance-based Semiannual Incentive Award. Actual Incentive Award Program bonuses paid during fiscal 2006 are set forth above in the Summary Compensation Table. For a full description of the 2006 Incentive Award Program, see “Incentive Award Program” below.
(2)	Amounts shown relate to the Supplemental CEO Bonus program for fiscal 2006. Based on the Company’s actual performance during the second half of 2006, Mr. Pence did not earn a supplemental bonus under this program. For a full description of the Supplemental CEO Bonus program, see “Supplemental CEO Bonus Plan” below.
(3)	Consists of shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan. All of these RSUs vest on the third anniversary of the grant date, subject to the executive obtaining performance reviews within the range of “meets expectations” throughout the vesting period. The holder of an RSU award receives shares of our Common Stock upon vesting and does not have any rights associated with the shares prior to their delivery in accordance with the award agreement.
(4)	Consists of options to purchase our Common Stock granted under our Amended and Restated Stock Option/Stock Issuance Plan. The exercise price is equal to the closing price of our Common Stock on the grant date, and the options vest in three equal installments on each of the first, second and third anniversaries of the grant date and expire on the seventh anniversary of the grant date.

Incentive Award Program.  All of our NEOs participate in our Incentive Award Program, which is a cash-based, pay-for-performance annual incentive plan. This plan is identical to the incentive program in which substantially all other salaried employees participate. Target individual awards for NEOs under the program, expressed as a percentage of salary, range from 34 percent for Mr. Dick to 51 percent for Mr. Pence. The Incentive Award Program has two components: a quarterly bonus based solely on Company performance and a semiannual bonus that factors in individual performance.

Quarterly Incentive Award.  The quarterly award attributable solely to the Company’s performance is determined for each NEO based on goals for revenue growth, as measured against the same quarter in the prior fiscal year, which is referred to as Revenue Growth, and for net earnings before deducting for interest and income taxes, expressed as a percentage of revenue, which is referred to as EBIT Margin. The quarterly goals for Revenue Growth and EBIT Margin are the same for all participants. For 2006, the annualized goals were 28.0 percent for Revenue Growth and 9.92 percent for EBIT Margin. If either Revenue Growth or EBIT Margin does not exceed pre-established minimum levels, no bonus is awarded under the program. Similarly, if Revenue Growth and EBIT Margin both exceed pre-established maximum levels, maximum quarterly bonus amounts are awarded under the program. For the fiscal 2006 program, the minimum levels were set at 82 percent and 92 percent, and the maximum levels were set at 135 percent and 120 percent, of the Revenue Growth and EBIT Margin goals, respectively. The quarterly incentive awards are paid after the end of each quarter and may range from approximately 33 percent to 285 percent of the target amounts if the minimum and maximum levels are met. During fiscal 2006, the Incentive Award Program was designed such that, based on target levels of individual and Company performance, the quarterly incentive awards would comprise approximately two-thirds of the total awards under the Incentive Award Program for the full fiscal year.

Semiannual Incentive Award.  Each executive may also earn a semiannual bonus based on individual performance under the program for the first and second half of the year. An NEO’s targeted level of the semiannual incentive award is equal to 50 percent of the quarterly incentive award amounts paid to the executive based on the Company performance for the first or second half of the year, as appropriate. However, if the executive’s performance exceeds the pre-established target level, he or she may earn a semiannual incentive award of up to 80 percent of the quarterly incentive award amounts. For purposes of determining these awards, individual performance is assessed at mid-year and again at year end, and each executive is assigned an overall individual performance score. Each executive’s performance score corresponds to a predetermined percentage (ranging from zero percent to 100 percent) of the maximum individual performance bonus percentage that will be awarded.

Supplemental CEO Bonus Plan.  During fiscal 2006, the Compensation Committee approved a performance-based cash bonus award plan for Mr. Pence related to our earnings per share performance during the second half of fiscal 2006. Under the plan, Mr. Pence was eligible to receive a bonus of $1,000,000 to $3,000,000 based on the Company’s earnings per share performance. The required level of earnings per share for Mr. Pence to receive a bonus under this plan was $0.468, after giving effect to the bonus. Mr. Pence was entitled to the maximum bonus under this plan for earnings per share of $0.499, after giving effect to the bonus. The bonus would be prorated for performance between these minimum and maximum levels. Based on actual performance during the second half of 2006, Mr. Pence did not earn an award under this program.

Retention Bonus Program.  As a means of promoting long-term retention, we previously entered into cash bonus retention agreements with our NEOs, pursuant to which the executive would receive an agreed-upon lump sum payment of cash upon the completion of three years of continuous service from the grant date. These payments were also contingent upon achievement of earnings equal to at least two-thirds of our plan for the prior fiscal year and satisfactory performance evaluations for the executive. We entered into a retention bonus agreement with Mr. Dick in 2003 that was paid in fiscal 2006. We entered into a retention bonus agreement with Mr. Moen in 2004, under which he is eligible to receive $225,000 in fiscal 2007, subject to satisfaction of the conditions of payment.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information about equity awards held by our NEOs that were outstanding at the end of fiscal year 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercised		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(21)
Dennis C. Pence	—	—		—	—	—		—
Melvin Dick	—	23,900	(1)	$11.38	5/8/2012	—		—
	60,015	37,969	(2)	$3.21	6/28/2012	—		—
	—	50,624	(3)	$1.93	4/30/2013	—		—
	—	20,000	(4)	$27.04	8/28/2013	—		—
	—	30,375	(5)	$6.32	3/31/2014	—		—
	—	—		—	—	29,100	(17)	$556,392
Georgia Shonk-Simmons	367,779	—		$2.27	1/31/2010	—		—
	15,900	31,800	(6)	$11.38	5/8/2012	—		—
	—	32,000	(7)	$27.04	8/28/2013	—		—
	—	—		—	—	41,400	(18)	$791,568
Daniel Griesemer	18,550	37,100	(8)	$11.38	5/8/2012	—		—
	54,829	50,624	(9)	$1.93	4/30/2013	—		—
	—	28,000	(10)	$27.04	8/28/2013	—		—
	30,375	20,250	(11)	$2.88	9/30/2013	—		—
	33,750	50,625	(12)	$6.32	3/31/2014	—		—
	—	—		—	—	43,750	(19)	$836,500
Dan Moen	7,950	15,900	(13)	$11.38	5/8/2012	—		—
	—	20,250	(14)	$1.93	4/30/2013	—		—
	—	16,000	(15)	$27.04	8/28/2013	—		—
	10,126	15,187	(16)	$6.32	3/31/2014	—		—
	—	—		—	—	20,600	(20)	$393,872

(1)	Consists of 11,950 options that vest on May 8, 2007 and 11,950 options that vest on May 8, 2008.
(2)	Consists of 37,969 options that vest on June 28, 2007.
(3)	Consists of 25,312 options that vest on April 30, 2007 and 25,312 options that vest on April 30, 2008.
(4)	Consists of 6,667 options that vest on August 28, 2007, 6,667 options that vest on August 28, 2008 and 6,666 options that vest on August 28, 2009.
(5)	Consists of 10,125 options that vest on March 1, 2007, 10,125 options that vest on March 1, 2008 and 10,125 options that vest on March 1, 2009.
(6)	Consists of 15,900 options that vest on May 8, 2007 and 15,900 options that vest on May 8, 2008.
(7)	Consists of 10,667 options that vest on August 28, 2007, 10,667 options that vest on August 28, 2008 and 10,666 options that vest on August 28, 2009.
(8)	Consists of 18,550 options that vest on May 8, 2007 and 18,550 options that vest on May 8, 2008.
(9)	Consists of 25,312 options that vest on April 30, 2007 and 25,312 options that vest on April 30, 2008.
(10)	Consists of 9,334 options that vest on August 28, 2007, 9,333 options that vest on August 28, 2008 and 9,333 options that vest on August 28, 2009.
(11)	Consists of 10,125 options that vest on September 30, 2007 and 10,125 options that vest on September 30, 2008.
(12)	Consists of 16,875 options that vest on March 1, 2007, 16,875 options that vest on March 1, 2008 and 16,875 options that vest on March 1, 2009.
(13)	Consists of 7,950 options that vest on May 8, 2007 and 7,950 options that vest on May 8, 2008.
(14)	Consists of 10,125 options that vest on April 30, 2007 and 10,125 options that vest on April 30, 2008.
(15)	Consists of 5,334 options that vest on August 28, 2007, 5,333 options that vest on August 28, 2008 and 5,333 options that vest on August 28, 2009.
(16)	Consists of 5,063 shares that vest on March 1, 2007, 5,062 shares that vest on March 1, 2008 and 5,062 shares that vest on March 1, 2009.
(17)	Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 19,800 shares of which vest and are deliverable on May 8, 2008, and 9,300 shares of which vest and are deliverable on August 28, 2009, subject to the executive obtaining performance reviews within the range of “meets expectations” throughout the vesting period.

(18)	Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 26,400 shares of which vest and are deliverable on May 8, 2008, and 15,000 shares of which vest and are deliverable on August 28, 2009, subject to the executive obtaining performance reviews within the range of “meets expectations” throughout the vesting period.
(19)	Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 30,750 shares of which vest and are deliverable on May 8, 2008, and 13,000 shares of which vest and are deliverable on August 28, 2009, subject to the executive obtaining performance reviews within the range of “meets expectations” throughout the vesting period.
(20)	Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 13,200 shares of which vest and are deliverable on May 8, 2008, and 7,400 shares of which vest and are deliverable on August 28, 2009, subject to the executive obtaining performance reviews within the range of “meets expectations” throughout the vesting period.
(21)	Determined by multiplying $19.12, the closing price of our Common Stock on February 2, 2007, by the number of shares underlying each RSU award.

Option Exercises and Stock Vested

The following table shows information about stock options exercised by our NEOs and stock awards held by our NEOs that vested during fiscal year 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Dennis C. Pence	—	—
Melvin Dick	200,000	$5,065,423
Georgia Shonk-Simmons	250,000	$6,150,308
Daniel Griesemer	210,955	$5,510,171
Dan Moen	22,275	$611,773

(1)	Based upon the closing selling price of the Common Stock, as reported by NASDAQ on the exercise date, less the exercise price paid per share.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits (1)	Payments During Last Fiscal Year
Dennis C. Pence	Supplemental Executive Retirement Plan	20.0	$6,145,921	—
Melvin Dick	Supplemental Executive Retirement Plan	4.6	$340,080	—
Georgia Shonk-Simmons	Supplemental Executive Retirement Plan	8.6	$1,075,942	—
Daniel Griesemer	Supplemental Executive Retirement Plan	5.3	$299,864	—
Dan Moen	—	—	—	—

(1)	Amounts shown in this column represent the actuarial present value of the NEO’s accumulated benefit under the SERP computed using the same assumptions used for financial reporting purposes except that the SERP’s normal retirement age of 62 was used as the retirement age assumption. In addition, since Mr. Pence is currently eligible to retire without a reduction in benefits, his current age was used to determine the present value of his accumulated benefit. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 3, 2007 for a discussion of the methodology and assumptions used in calculating these amounts.

Supplemental Executive Retirement Plan.  On October 1, 2005, the Board approved a Supplemental Executive Retirement Plan, or SERP, for certain executive officers and key employees effective as of October 30, 2005. The SERP is an unfunded, non-qualified benefit plan that provides eligible participants with monthly benefits upon retirement, termination of employment, death or disability, subject to certain conditions. The initial participants in the SERP were Ms. Shonk-Simmons, and Messrs. Dick and Griesemer, and on November 1, 2005, the Compensation Committee approved Mr. Pence as an additional participant.

The following table sets forth the aggregate estimated annual retirement benefits as of February 3, 2007 for the SERP participants:

Name	Annual Retirement Benefit (1)
Dennis C. Pence	$487,000
Georgia Shonk-Simmons	$127,000
Daniel Griesemer	$59,000
Melvin Dick	$48,000

(1)	On normal retirement at age 62, except with respect to Mr. Pence who is fully vested.

Normal SERP retirement benefits are determined by multiplying a percentage equal to 2.5 percent of each eligible executive’s average monthly earnings by the number of years of his or her service with the Company, up to a maximum of twenty years. “Average monthly earnings” means the highest average of the participant’s monthly base salary during any consecutive 60-month period after October 30, 2005 in which the participant is an employee in the 120 months preceding his or her employment termination. For purposes of this calculation in applicable circumstances, the 60- and 120-month periods refer to such fewer number of months as measured from October 30, 2005 to a participant’s employment termination date.

No benefits are payable under the SERP upon retirement unless a participant has become fully vested. SERP benefits vest as to each participant after he or she (a) provides continuous service to the Company for at least (i) five years after adoption of the SERP or (ii) a total of fifteen years and (b) reaches the age of 55. If a participant engages in certain competitive activities or in fraudulent or dishonest conduct or otherwise fails to comply with our professional or ethical standards, all SERP benefits of such participant will immediately cease and be forfeited.

In the event of a change in control of our Company, the Board has the discretion to accelerate the vesting of all accrued benefits under the SERP and provide for a lump-sum payment to each participant equal to the actuarial equivalent of each participant’s accrued benefits. Pursuant to the terms of Ms. Shonk-Simmons’ employment agreement, if her employment is terminated without “Cause” or she terminates her employment for “Good Reason” following a “Change in Control” (as such terms are described below under “Payments and Entitlements Upon Change in Control and Other Termination Events”), she will receive accelerated vesting of her annual benefit under the SERP and payment in accordance with its terms. Assuming the occurrence of a change in control and termination on February 3, 2007, her annual benefit would be approximately $127,000.

Benefits are generally payable to vested participants over their lifetime after separation from service on or after age 62, subject to the advance election by a participant for his or her spouse to receive a survivor annuity equal to 50 percent or 100 percent of the participant’s benefit. If a participant continues providing services after age 62, the benefit will continue to accrue (subject to the twenty-year maximum) and vested benefits will be payable upon retirement. If a vested participant retires before reaching the age of 62, his or her SERP benefit will stop accruing and the amount of the SERP benefit will be reduced by multiplying his or her normal retirement benefit by four percent for each year that his or her age is under 62 as of the date of retirement. Pursuant to an amendment to the SERP approved by the Compensation Committee in 2006, this early retirement discount will not reduce Mr. Pence’s SERP benefit in the event he retires before age 62. If Mr. Pence were to have terminated his employment as of February 3, 2007 for any reason, he would have been entitled to an annual benefit of $487,000, commencing immediately at such time.

Upon termination due to a participant’s disability, if the participant is not vested, the participant will continue to accrue years of benefit service and years of vested service during the period of disability until he or she is fully vested, and benefit payments would commence at the participant’s earliest retirement age (age 55) or when vested. Benefits payable upon disability are offset by amounts received under our long term disability plan, but are not offset by social security or other offset amounts. Assuming the occurrence of their termination as a result of disability on February 3, 2007, Ms. Shonk-Simmons, Mr. Griesemer and Mr. Dick would be entitled to receive continued vesting in the following annual benefits, commencing at the age set forth below:

Name	Annual Retirement Benefit	Payment Commencement Age
Georgia Shonk-Simmons	$114,000	59
Daniel Griesemer	$43,000	55
Melvin Dick	$39,000	57

If a participant dies before becoming vested in the SERP or dies without a surviving spouse, no benefits are payable. If a vested participant dies prior to retirement and has a surviving spouse, the spouse will receive during his or her lifetime monthly payments in the amount that would have been payable if the participant had survived and had elected the 50 percent joint and survivor annuity. If a participant dies after retirement, survivor benefits are payable only if the participant had elected payment of a joint and survivor annuity.

PAYMENTS AND ENTITLEMENTS UPON CHANGE IN CONTROL AND
OTHER TERMINATION EVENTS

The following is a description of the specific circumstances relating to termination of employment and change in control of the Company that will trigger payments to our NEOs and a calculation of the estimated payment as a result of the occurrence of such events had they occurred on February 3, 2007, the end of our fiscal year.

Georgia Shonk-Simmons

We have a three-year employment agreement with Ms. Shonk-Simmons, which was entered into in December 2006. This agreement provides for payments to be made to Ms. Shonk-Simmons upon certain termination events, including a “Change in Control” of the Company (generally defined as (i) the acquisition of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities; (ii) a change in the majority of the Board by reason of one or more contested elections; or (c) a sale of all or substantially all of the assets of the Company).

Under Ms. Shonk-Simmons’s employment agreement, if any of the following termination events (the “Termination Events”) occurs:

•	Ms. Shonk-Simmons’s employment is terminated by the Company without “Cause” (generally defined as conviction for the commission of a felony; dishonesty; continuing failure to perform her duties; material violation of Company policy; or material violation of the terms of her employment agreement, including its non-competition provision);

•	Ms. Shonk-Simmons terminates her employment for Good Reason (as defined below);

Ms. Shonk-Simmons is entitled to receive:

•	Lump sum cash severance equal to one and one-half times the sum of her annual salary plus her annual bonus at target level in effect on the day of termination;

•	Full vesting of all unvested equity awards held by her;

•	Accelerated full vesting under the SERP and payment in accordance with its terms (see “Pension Benefits”); and

•	Continuation of health benefits for eighteen months

except that if within one year following a Change in Control, Ms. Shonk-Simmons’s employment is terminated without Cause or she terminates her employment for Good Reason, then Ms. Shonk-Simmons’ lump-sum cash severance payment will be equal to two and one-half times the sum of her annual salary plus her annual bonus at target level in effect on the day of termination.

Ms. Shonk-Simmons will also be entitled to a gross-up to compensate her for “golden parachute” excise taxes, subject to limitation based on the amount by which any “golden parachute” payments otherwise due to her would exceed statutory limits for tax deductibility.

Ms. Shonk-Simmons has “Good Reason” to terminate her employment with the Company:

•	Upon the material reduction of her authority, duties and responsibilities,

•	Upon a reduction in her annual salary, except in connection with a reduction in compensation generally applicable to senior management employees of the Company;

•	Upon the Company’s relocation of her principal place of employment more than 50 miles from the Company’s principal place of business in Sandpoint, Idaho;

•	Upon the Company’s material and willful breach of the agreement; or

•	For a period of 30 days, commencing one year after a Change in Control. In the event she terminates her employment during this 30-day period, it will be deemed to have occurred within twelve months of the Change in Control for purposes of calculating her lump sum cash severance.

The Company has the right, to the extent permitted by law, to terminate Ms. Shonk-Simmons’ employment if she becomes eligible for disability benefits under the Company’s long-term disability plans, unless, in the opinion of a qualified physician, it is reasonably certain that she will be able to resume her duties on a regular full-time basis within 90 days. In the case of a termination due to disability, Ms. Shonk-Simmons will be entitled to continuation of her annual salary in effect on the day of termination for a period of eighteen months.

Ms. Shonk-Simmons is subject to a non-competition covenant during her employment and for eighteen months thereafter.

Assuming the occurrence of the following termination events and/or change in control on February 3, 2007, Ms. Shonk-Simmons would be entitled to receive the additional payments set out in the table below:

Potential Payments to Georgia Shonk-Simmons upon the Occurrence of Certain Events

Component of Compensation	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive’s Disability		Change in Control of Company with the Executive’s Termination
Cash Severance (base salary + bonus)	$1,260,000	$1,260,000	$50,000	(2)	$2,100,000
Restricted Stock Units — Accelerated	$791,568	$791,568	—		$791,568
Stock Options(1) — Accelerated	$246,132	$246,132	—		$246,132
Health & Welfare	$10,207	$10,207	—		$10,207
Excise Tax Gross-Up	—	—	—		—
Total	$2,307,907	$2,307,907	$50,000		$3,147,907

(1)	For the table above, the RSUs represent the number of shares under the award multiplied by the Company’s 2006 fiscal year end stock price of $19.12. For stock options, the value represents the number of the option shares outstanding for the executive multiplied by the difference between the Company’s 2006 fiscal year end stock price and the option’s exercise price.
(2)	Upon permanent disability, Ms. Shonk-Simmons is entitled to her current monthly salary (which as of February 3, 2007 is $50,000) for a period of eighteen months.

Termination Benefits Under SERP

Please refer to the discussion under the “Pension Benefits” section of this Proxy Statement for SERP benefits payable to the participating NEOs upon termination.

Overview of Non-Employee Director Compensation

We provide a combination of cash and equity compensation to our non-employee directors for their service on the Board. Our employee directors do not receive compensation for serving on the Board. Their compensation is reported above under “Executive Compensation”. The following tables and narrative discussion describe each element of director compensation for fiscal 2006 in greater detail.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(7)	Option Awards ($)(8)	All Other Compensation ($)		Total ($)
James R. Alexander (1)	$165,500	$29,480	—	$32	(9)	$195,012
Jerry Gramaglia (2)	$121,000	$29,480	$111,733	$32	(9)	$262,245
Curt Hecker (3)	$131,500	$29,480	—	$32	(9)	$161,012
Kay Isaacson-Leibowitz (4)	$121,000	$29,480	$74,030	$32	(9)	$224,542
Frank M. Lesher (5)	$3,000	—	$250	—		$3,250
Robert H. McCall (6)	$181,500	$29,480	—	$32	(9)	$211,012

(1)	Mr. Alexander was granted 989 RSUs in fiscal 2006 with an aggregate grant date fair value of $25,000. He held 989 RSUs and 31,313 stock options that remained outstanding as of February 3, 2007.
(2)	Mr. Gramaglia was granted 989 RSUs in fiscal 2006 with an aggregate grant date fair value of $25,000. He held 989 RSUs and 62,716 stock options that remained outstanding as of February 3, 2007.
(3)	Mr. Hecker was granted 989 RSUs in fiscal 2006 with an aggregate grant date fair value of $25,000. He held 989 RSUs and 165,929 stock options that remained outstanding as of February 3, 2007.
(4)	Mrs. Isaacson-Leibowitz was granted 989 RSUs in fiscal 2006 with an aggregate grant date fair value of $25,000. She held 989 RSUs and 45,144 stock options that remained outstanding as of February 3, 2007.
(5)	Mr. Lesher was granted 30,000 stock options in fiscal 2006 with an aggregate grant date fair value of $282,900. He held 30,000 stock options that remained outstanding as of February 3, 2007.
(6)	Mr. McCall was granted 989 RSUs in fiscal 2006 with an aggregate grant date fair value of $25,000. He held 989 RSUs and 122,347 stock options that remained outstanding as of February 3, 2007.
(7)	Amounts in this column reflect the expense recognized by us for accounting purposes calculated in accordance with SFAS 123R for RSUs granted in fiscal 2006 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 3, 2007.
(8)	Amounts in this column reflect the expense recognized by us for accounting purposes calculated in accordance with SFAS 123R for stock options granted in fiscal 2006 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 3, 2007.
(9)	Consists of $32 paid by the Company with respect to life insurance premiums.

Cash compensation paid to our non-employee directors consists of an annual retainer and meeting fees. The following table sets forth retainer and meeting fees for fiscal 2006.

	Annual Retainer	Meeting Fees
Board of Directors	$50,000	One hour or more:	$3,000
		Under one hour:	$1,000
Committees of the Board of Directors	$5,000	One hour or more:	$2,000
		Under one hour:	$ 500
Audit Committee Chair	$30,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$15,000

RSUs having a value of $25,000 are automatically granted to each individual who continues to serve as a non-employee director on the date of our Annual Meeting, provided such individual has served as a non-employee director for at least 90 days. This automatic RSU grant is based on the fair market value of the Common Stock on the date of grant. The RSUs vest upon completion of one year of Board service measured from the grant date. These RSUs are granted under our Amended and Restated Stock Option/Stock Issuance Plan. Each RSU immediately vests in full upon certain corporate transactions or a change in control of the Company.

Additionally, new non-employee directors who join the Board receive stock options to purchase 30,000 shares of Common Stock (the “New Director Options”). The New Director Options have an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vest in one installment after the completion of three years of continuous Board service, as measured from the grant date. The New Director Options are issued under our Amended and Restated Stock Option/Stock Issuance Plan. Each New Director Option immediately vests in full upon certain corporate transactions or a change in control of the Company.

In addition, we pay the insurance premiums on behalf of Mr. Alexander, Mrs. Isaacson-Leibowitz, Mr. Lesher and Mr. McCall for health insurance under our standard health insurance policy generally available to our employees and on behalf of Mr. Alexander, Mr. Gramaglia, Mr. Hecker, Mrs. Isaacson-Leibowitz, Mr. Lesher and Mr. McCall for a life insurance policy. We also reimburse our non-employee directors for expenses they incur in connection with service on the Board, including travel related expenses associated with attending Board meetings.

Our directors also receive product samples and gift cards from time to time of less than $100 in value, and are afforded our standard employee discount for any goods or services they purchase from us. Additionally, spouses of our directors may accompany them to our annual corporate retreat and Board meeting at our expense, which may include commercial air travel or travel under our business jet fractional share program, as well as incremental expenses for food and other activities while attending the retreat. The aggregate incremental cost to us of all the perquisites we provided to any director in 2006 was less than $10,000.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued on Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,960,593	(1)	$7.91	(2)	5,651,109	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	2,960,593		$7.91		5,651,109

(1)	Consists of options and 226,295 unvested RSUs awarded under the Amended and Restated Stock Option/Stock Issuance Plan.
(2)	Does not include the 226,295 unvested RSUs as such awards do not have an exercise price.
(3)	Includes 3,867,050 shares of Common Stock that remain available for future grants under the Amended and Restated Stock Option/Stock Issuance Plan and 1,784,059 shares of Common Stock available for purchase under our 2006 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock as of March 31, 2007, by:

•	Each person, or group of affiliated persons, known by us to beneficially own more than five percent of the outstanding shares of Common Stock;

•	Each director and nominee for director;

•	Our NEOs; and

•	All of our current directors and executive officers as a group.

All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
E. Ann Pence (2) (3)	18,133,671	19.5%
Dennis C. Pence (2) (4)	13,208,307	14.2%
AXA Financial, Inc. and affiliates (5)	6,555,136	7.0%
James R. Alexander (6)	35,986	*
Jerry Gramaglia (7)	54,131	*
Curt Hecker (8)	203,981	*
Kay Isaacson-Leibowitz (9)	36,583	*
Frank M. Lesher (10)	1,243	*
Robert H. McCall (11)	123,834	*
Georgia Shonk-Simmons (12)	414,382	*
Melvin Dick (13)	131,696	*
Daniel Griesemer (14)	198,241	*
Dan Moen (15)	75,639	*
All directors and executive officers as a group (11 persons) (16)	14,484,203	15.5%

*	Less than one percent.
(1)	The information in this table is based upon information furnished by each director, executive officer and principal stockholder or contained in filings made by these persons with the SEC. The calculation of the percentage of shares beneficially owned is based on 93,213,904 shares of Common Stock outstanding as of March 31, 2007. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after March 31, 2007, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.
(2)	Dennis C. Pence and E. Ann Pence divorced in June 2003. Prior to December 31, 2006, they maintained an informal agreement to vote the shares of Common Stock held by each in a similar manner. Effective as of December 31, 2006, this agreement was terminated in all respects.
(3)	Includes (a) 17,998,671 shares owned of record by E. Ann Pence and (b) 135,000 shares owned of record by the Dancing River Foundation. Ms. Pence disclaims beneficial ownership over the shares owned of record by the Dancing River Foundation. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(4)	Includes 12,658,307 shares owned of record by Dennis C. Pence and (b) 550,000 shares owned of record by the Wild Rose Foundation. Mr. Pence disclaims beneficial ownership over the shares owned of record by the Wild Rose Foundation. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(5)	Consists of 6,555,136 shares beneficially owned by AXA Financial, Inc., AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA as reported on Schedule 13G as of December 31, 2006. Address: 1290 Avenue of the Americas, New York, NY 10104.
(6)	Includes 31,313 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2007. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(7)	Includes 40,144 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2007. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(8)	Includes 165,929 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2007. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(9)	Includes 30,096 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2007. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(10)	Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(11)	Consists of 122,347 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2007. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(12)	Includes 399,580 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2007. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(13)	Includes 107,402 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2007. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.

(14)	Consists of 198,241 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2007. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(15)	Includes 41,214 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2007. Address: c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.
(16)	Includes 1,136,266 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2007.

Policies and Procedures with Respect to Related Person Transactions

Our Audit Committee charter requires that the Audit Committee approve all transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. During fiscal year 2006, there were no formal written guidelines governing this process, although it was regular practice for the Audit Committee to review all such transactions identified from time to time at its regular meetings. During 2007, the Audit Committee adopted a written policy governing its review of transactions with related persons. Pursuant to this policy, identified transactions with related persons, other than certain transactions that would not require disclosure pursuant to Item 404 of Regulation S-K, are subject to approval or ratification by the Audit Committee. Our policy also requires this approval or ratification for any material amendments to ongoing related person transactions. In determining whether to approve a related person transaction, the Audit Committee will consider all relevant facts and circumstances available to it, which may include the benefits of the transaction to the Company, the impact of the transaction on a director’s independence, the availability of other sources for comparable products or services, and the terms of the transaction as compared with those available to or from unrelated third parties or employees generally. No director will participate in the discussion of any related person transaction in which such director has a direct or indirect interest, other than to provide material information about the transaction to the Audit Committee. For purposes of this policy, the term “related person” has the meaning contained in Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dennis C. Pence and E. Ann Pence personally participate in a business jet fractional share program through two entities they own. E. Ann Pence, who was the Vice Chairman of our Board until August 2004, is a holder of more than five percent of our Common Stock and holds the title of Chairman Emeritus. We maintain an arrangement with Dennis C. Pence and E. Ann Pence pursuant to which, on occasion, we reimburse them for the usage of their fractional share interests to fulfill a portion of our business travel needs. For flights by Mr. Pence and other corporate executives made exclusively for official corporate purposes, we reimburse these entities for:

•	A usage based pro rata portion of the actual financing costs of the jet fractional share rights;

•	A usage based pro rata portion of the actual monthly maintenance fees; and

•	Actual hourly usage fees.

During fiscal 2006, there were no expense reimbursements to Dennis C. Pence or E. Ann Pence as we obtained interests in a business jet fractional share program sufficient to satisfy our executive travel requirements. Aggregate expense reimbursements totaled approximately $0.6 million during the fiscal year ended January 28, 2006.

E. Ann Pence retired from her position as a member of our Board effective August 23, 2004. In connection with her retirement, and in recognition of her contributions as co-founder of the Company, she was given the honorary title of Chairman Emeritus and was extended certain post-retirement benefits. The net present value of the expected future benefit costs is $187,000.

Effective June 11, 2005, in connection with his resignation from our Board, Warren R. Hashagen entered into an agreement to provide strategic and operational consulting services. The agreement, which expired on June 10, 2006, provided for cash compensation of $20,000 per month, plus reimbursement of expenses. The agreement also included customary confidentiality provisions and required Mr. Hashagen to notify us prior to engaging in business activities that were competitive with our business.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that there was compliance for fiscal year 2006 with all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners except for Daniel Griesemer, Melvin Dick, Gerard El Chaar and Dan Moen who each had one non-timely filed Form 4 and Georgia Shonk-Simmons who had two non-timely filed Form 4s. Each non-timely filed Form 4 related to a single transaction.

ANNUAL REPORT

The Annual Report of the Company for the fiscal year ended February 3, 2007 has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. In compliance with Rule 14a-3 promulgated under the Securities Exchange Act of 1934, we hereby undertake to provide without charge to each person upon written request, a copy of our Annual Report on Form 10-K, including the financial statements thereto. Requests for such copies should be directed to Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Investor Relations. Copies of our various SEC reports, including the Annual Report on Form 10-K, are available for immediate retrieval from the SEC’s web site (http://www.sec.gov) and are available on the Investor Relations portion of our website at http://www.coldwatercreek.com.

PROPOSAL 2
RATIFICATION OF SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 19, 2006, we dismissed KPMG LLP (“KPMG”), which had served as our independent registered public accountants through the fiscal year ended January 28, 2006, and selected Deloitte to serve as our independent registered public accountants for the fiscal year ending February 3, 2007 which was ratified by our stockholders on June 10, 2006. The decision was made and approved by the Audit Committee of the Board of Directors of the Company. The Audit Committee in its capacity as a Committee of the Board, has selected Deloitte to serve as our independent registered public accountants for the fiscal year ending February 2, 2008. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of Deloitte. If the stockholders fail to ratify the selection of Deloitte, the Audit Committee would reconsider such selection.

Dismissal of Independent Registered Public Accounting Firm

The audit reports of KPMG on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended January 28, 2006 and January 29, 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the January 29, 2005 opinion stated that we restated our fiscal 2003 and fiscal 2002 consolidated financial statements in order to correct an error in accounting for rent expense, and the June 20, 2006 opinion stated that we restated our fiscal 2005 consolidated financial statements in order to correct an error in accounting for fees received under our co-branded customer credit card program.

The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 28, 2006 and January 29, 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s reports dated June 20, 2006 and April 12, 2005 indicated that we did not maintain effective internal control over financial reporting as of January 28, 2006, and January 29, 2005, respectively, because of the effects of a material weakness on the achievement of certain control objectives, and each report contains an explanatory paragraph that states:

KPMG’s report dated June 20, 2006 relating to the fiscal year ended January 28, 2006

“The Company lacked technical expertise to evaluate revenue arrangements containing multiple deliverables and effectively identify and analyze the terms of such arrangements to ensure that financial reporting complied with generally accepted accounting principles. As a result, the Company restated the interim financial statements in its quarterly reports on Form 10-Q for the quarters ended July 30, 2005 and October 29, 2005 and the annual financial statements in its Form 10-K for the year ended January 28, 2006 to correct an overstatement in credit card marketing revenue.”

KPMG’s report dated April 12, 2005 relating to the fiscal year ended January 29, 2005

“The Company did not maintain adequate policies and procedures relative to the selection, monitoring and review of lease accounting practices to ensure the related leasing transactions were accounted for in accordance with generally accepted accounting principles. As a result of this deficiency, annual rent expense in prior periods had been understated. On March 9, 2005, the Company announced that it would restate certain of its previously issued financial statements to reflect the correction of errors in the Company’s lease accounting.”

We authorized KPMG to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the material weaknesses.

In connection with the audits of our consolidated financial statements for each of the fiscal years ended January 28, 2006 and January 29, 2005 and through the date of this Proxy Statement, there were: (1) no disagreements between us and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in their reports on our financial statements for such years, and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K, except with respect to the material weaknesses as previously described.

Engagement of New Independent Registered Public Accounting Firm

Prior to the selection of Deloitte to provide the audit of our financial statements and the review of interim filings, we did not consult Deloitte regarding any matter requiring disclosure under Item 304(a) (2) of Regulation S-K.

Representatives of Deloitte are expected to attend the Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.

Our Board recommends that stockholders vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending February 2, 2008.

AUDITOR FEES

We paid the following fees to Deloitte and KPMG for fiscal 2006 and fiscal 2005:

	Fiscal 2006			Fiscal 2005
	Deloitte	KPMG		KPMG
Audit Fees	$1,245,571	$260,288	(3)	$723,000
Audit Related Fees (1)	22,600	5,000		18,000
All Other Fees (2)	6,000	—		—
Total Fees	$1,274,171	$265,288		$741,000

(1)	Audit related fees represent fees billed for audits and other services related to our 401(k) plan.
(2)	All other fees represent fees for accounting research software.
(3)	Primarily represents audit fees paid for services rendered in fiscal 2006 related to the restatement of our fiscal 2005 financial statements that were included in our 2005 Annual Report on Form 10-K/A and consents issued in connection with our Registration Statements on Form S-8.

The Audit Committee has considered whether the performance of the above noted services is compatible with maintaining the auditor’s independence and has determined that the performance of such services has not adversely affected the auditor’s independence.

The Audit Committee shall approve in advance all audit, review or attest engagements and any non-audit services (to the extent permitted under applicable law) and the audit fees and all other compensation to be paid to our independent registered public accounting firm.

The Chairman of the Audit Committee has been authorized to pre-approve non-audit related services performed by our independent registered public accounting firm provided that the Chairman notifies the Audit Committee of any non-audit related services approved under this authority at its next meeting. The Audit Committee may also adopt pre-approval policies and procedures that are detailed as to the particular service. The Audit Committee shall be promptly informed of all services approved pursuant to any pre-approval policies and procedures.

All services performed by our independent registered public accounting firm in fiscal year 2006 were pre-approved by the Audit Committee.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Dennis C. Pence Chairman of the Board of Directors, Chief Executive Officer and Secretary May 7, 2007 Sandpoint, Idaho

The Board of Directors recommends a vote FOR proposals Nos. 1 and 2. This Proxy, when properly executed, will be voted as specified hereon. This Proxy will be voted FOR proposals Nos. 1 and 2 if no
specification is made.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of the following nominees as Class II directors:		2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2008.	FOR	AGAINST	ABSTAIN
FOR all nominees (except as listed to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees			☐	☐	☐

☐	☐

Nominees: 01 James R. Alexander, 02 Jerry Gramaglia, 03 Kay Isaacson-Leibowitz

(Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the line below.)

Signature:	Date:
Please sign exactly as your name(s) is(are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
▲  Detach here from proxy voting card.  ▲

COLDWATER CREEK INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 9, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 9, 2007 and the Proxy Statement and appoints Dennis C. Pence and Melvin Dick, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Coldwater Creek Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held June 9, 2007 at 9:30 a.m. local time and at any adjournment or postponement thereof.

(continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲